Exhibit 12.1

Boston Edison Company
Computation of Ratio of Earnings to Fixed Charges
Twelve Months Ended September 30, 2006
(in thousands)

Net income from continuing operations	$151,035
Less: Equity income from investees	464
Plus: distributed income of equity investees	857
Income taxes	93,372
Fixed charges (including securitization certificates)	98,438
Total	$343,238

Interest expense	$93,185
Interest component of rentals	5,253
Total	$98,438

Ratio of earnings to fixed charges	3.49

Exhibit 12.2

Boston Edison Company
Computation of Ratio of Earnings to Fixed Charges
and Preferred Stock Dividend Requirements
Twelve Months Ended September 30, 2006
(in thousands)

Net income from continuing operations (before preferred stock dividend)	$151,035
Less: equity income from investees	464
Plus: distributed income of equity investees	857
Income taxes	93,372
Fixed charges (including securitization certificates)	98,438
Total	$343,238

Interest expense	$93,185
Interest component of rentals	5,253
Subtotal	98,438
Preferred stock dividend requirements	3,172
Total	$101,610

Ratio of earnings to fixed charges and preferred stock dividend requirements	3.38